UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 22, 2012

SCIENTIFIC LEARNING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-24547	94-3234458
(Commission File No.)	(IRS Employer Identification No.)

300 Frank Ogawa Plaza, Suite 600
Oakland, CA  94612
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (510) 444-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Gayle A. Crowell, a member of the Board of Directors, informed the Board that she would not be standing for re-election at the June 2012 shareholders meeting.  Consequently, on February 23, 2012, when the Board approved the nominees for election at the June 2012 shareholders meeting, Ms. Crowell’s name was omitted from the 2012 Board of Directors nominee slate.

(e)  On February 22, 2012, the Compensation Committee adopted the Company’s 2012 Bonus Plan (the “2012 Plan”), which provides for the payment of cash bonuses to the Company’s named executive officers, as well as all other employees of the Company except employees eligible for sales incentive compensation and certain employees located in China.  For the Company’s executive officers, payments are based 70% on corporate performance and 30% on individual performance.  The 2012 Plan establishes booked sales and net cash generated by operating activities as the corporate performance goals for 2012.  A copy of the 2012 Plan is filed as Exhibit 10.1 to this report and incorporated herein by reference.  The table below shows the cash amounts that the named executive officers are eligible to earn under the 2012 Plan on two sets of assumptions:  (1) if 100% of the targets are met; and (2) on maximum overachievement of all targets.  The executive officers included in the chart are the named executive officers listed in the Company’s 2011 proxy statement, except for David C. Myers, who has left the Company.  The calculation assumes current salaries.

Name and Title	2012 Bonus Plan Payment at 100% Achievement All Targets	2012 Bonus Plan Payment at Maximum Overachievement All Targets
D. Andrew Myers President and Chief Executive Officer	$ 187,000	$ 374,000

Robert E. Feller Senior Vice President, Chief Financial Officer and Treasurer	$ 104,625	$ 209,250

Jessica Lindl Senior Vice President, Marketing and Inside Sales	$ 78,225	$ 156,450

Linda L. Carloni Senior Vice President, General Counsel and Secretary	$ 82,425	$ 164,850

Item 9.01  Financial Statements And Exhibits

(d)	Exhibits

10.1	2012 Scientific Learning Bonus Plan

2.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Scientific Learning Corporation

Date: February 28, 2012	By:	/s/ Linda L. Carloni
	Title:	Sr. Vice President and General Counsel

3.